TROTTING NEWS
         VERNON                                       JIM MORGAN
       D O W N S                         Publicity and Public Relations Director
Vernon, New York 13476-0860                        (315) 829-2201

FOR IMMEDIATE USE--Sent September 10, 1999

                  NEW INVESTORS TAKE THE REINS AT VERNON DOWNS

     VERNON--At a meeting on Wednesday, September 8, the Board of Directors of Mid-State Raceway, Inc. (Vernon Downs) approved the completion of a stock purchase agreement with an investor group comprised of John Signorelli, Dominic Giambona, Wesley Wendt, Sr. and others, which constitutes a majority interest in the Central New York racetrack.

     The stock purchase agreement provides a $1.5 million cash infusion in the company, insuring the continuation of live harness racing at Vernon Downs, granting capital for improvements to the track's facilities and racing program and positioning the Company for future growth and prosperity.

     The investment of the majority of the $1.5 million gives Messrs. Signorelli, Giambona and Wendt, Sr. approximately one-third ownership in Mid-State Raceway, Inc. This transaction is still awaiting final approval of the New York State Racing and Wagering Board. These three individuals have also been given an option to purchase additional shares in Mid-State Raceway, Inc., which, should they choose to do so, will enable them to own a majority interest in all shares of the Company.

     Messrs. Signorelli and Giambona hae been elected Direcotrs of Mid-State Raceway, Inc., enriching the Board with their skills and experience in business, finance and harness racing. To provide a seat on the Board, Mrs. Gwen Bennett has resigned as a Director.

     Mr. Signorelli, Mid-State Raceway's new President and C.E.O., heads up a management team consisting of Mr. Giambona as Vice-President and investor/Director Paul V. Noyes as Secretary. James Wise remains Treasurer of the Company. Mr. Wendt, Sr., who operates the track's food and beverage concessions, is also a Director of the Company.

     Former President and C.E.O. Justice M. Cheney, who has run the Company's day-to-day operations since December of 1997, remains a Director and will continue as Vice-President and General Manager of Mid-State Raceway. Former Secretary Jim Moran stays on as a Director, Publicity, Public Relations Director and track announcer.

     The new management team plans, over time, to make Vernon Downs into one of the premier settings for the presentation of harness racing, not only in New York State, but throughout the country. Immediate plans call for the conversion of Vernon's three-quarter mile racing strip into a seven-eighths mile track and the return of major stakes competition to compliment New York Sires States events.

     "We're delighted to make this investment in Mid-State Raceway, Inc. and we wish to express our appreciation to the Board of Directors for accepting our proposal," said Mr. Signorelli. "Our goal is to preserve and improve the live harness racing program at Vernon Downs and we feel the Company is now in a position to do that."

     Mr. Signorelli has been involved in the standardbred industry for more than 30 years and is currently the senior partner of the SUCCESS Financial Group, a business consulting firm located in Mt. Kisco, NY. Mr. Giambona is a successful real estate executive who was born and raised in Rome, NY.

     Vernon Downs generates approximately 1,500 jobs and has an annual economic impact on central New York of more than $20 million.